Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated December 22, 2008, with respect to the consolidated financial statements and schedule of NCI Building Systems, Inc., and the effectiveness of internal control over financial reporting of NCI Building Systems, Inc., included in this Annual Report (Form 10-K) for the year ended November 2, 2008 in the following Registration Statements and related prospectuses.

NCI Building Systems, Inc. Form S-8	File No. 333-124266

NCI Building Systems, Inc. Form S-8	File No. 333-111139

NCI Building Systems, Inc. Form S-8	File No. 333-34899

NCI Building Systems, Inc. Form S-8	File No. 333-12921

NCI Building Systems, Inc. Form S-8	File No. 333-111142

NCI Building Systems, Inc. Form S-8	File No. 333-139983

/s/ Ernst & Young LLP

Houston, Texas

December 22, 2008